SCHEDULE 13G
CUSIP NO. 91913E104                                         PAGE 1 OF 14 PAGES


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                                 Valentis, Inc.
                                (Name of Issuer)


                          Common Stock, $.001 par value
                         (Title of Class of Securities)


                                    91913E104
                                 (CUSIP Number)

                                December 24, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP NO. 91913E104                                         PAGE 2 OF 14 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Diaz & Altschul Group, LLC
                 13-3881573
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 New York
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               1,581,219 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7 SOLE DISPOSITIVE POWER

                                       -0-
                       ---------------------------------------------------------
                         8 SHARED DISPOSITIVE POWER

                            1,581,219 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,581,219 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 5.03% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 00
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 91913E104                                         PAGE 3 OF 14 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Diaz & Altschul Advisors, LLC
                 13-3940170
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 New York
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               1,581,219 shares of Common Stock (See Item 4(a))
       WITH:           ---------------------------------------------------------
                         7 SOLE DISPOSITIVE POWER

                                       -0-
                       ---------------------------------------------------------
                         8 SHARED DISPOSITIVE POWER

                            1,581,219 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,581,219 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 5.03% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 OO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 91913E104                                         PAGE 4 OF 14 PAGES

--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Diaz & Altschul Management, LLC
                 06-1502204
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               585,051 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7 SOLE DISPOSITIVE POWER

                                       -0-
                       ---------------------------------------------------------
                         8 SHARED DISPOSITIVE POWER

                            585,051 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  585,051 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 1.92% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 OO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 91913E104                                         PAGE 5 OF 14 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Delta Opportunity Fund, Ltd.
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 British Virgin Islands
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               996,168 shares of Common Stock (See Item 4(a))
       WITH:           ---------------------------------------------------------
                         7 SOLE DISPOSITIVE POWER

                                       -0-
                       ---------------------------------------------------------
                         8 SHARED DISPOSITIVE POWER

                            996,168 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  996,168 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 3.22% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 91913E104                                         PAGE 6 OF 14 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Delta Opportunity Fund (Institutional), LLC
                 13-4040413
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               585,051 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7 SOLE DISPOSITIVE POWER

                                       -0-
                       ---------------------------------------------------------
                         8 SHARED DISPOSITIVE POWER

                            585,051 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  585,051 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 1.92% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 OO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 91913E104                                         PAGE 7 OF 14 PAGES


Item 1(a).        Name of Issuer:

                  Valentis, Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  863A Mitten Road
                  Burlingame, California  94010

Item 2(a).        Names of Persons Filing:

                  Diaz & Altschul Group, LLC ("Group")
                  Diaz & Altschul Advisors, LLC ("Advisors")
                  Diaz & Altschul Management, LLC ("Management")
                  Delta Opportunity Fund, Ltd. ("Delta")
                  Delta Opportunity Fund (Institutional), LLC
                  ("Institutional")

Item 2(b).        Address of Principal Business Office:

                  Group - 950 Third Avenue, 16th Floor, New York,
                  New York 10022
                  Advisors - 950 Third Avenue, 16th Floor, New York,
                  New York 10022
                  Management - 950 Third Avenue, 16th Floor, New York,
                  New York 10022
                  Delta - c/o International Fund Administration, Ltd.,
                  48 Par La Ville Road, Suite 464, Hamilton, HM11, Bermuda Institutional - 950 Third Avenue, 16th Floor, New York, New York 10022

Item 2(c).        Place of Organization or Citizenship:

                  Group - New York
                  Advisors - New York
                  Management - Delaware
                  Delta - British Virgin Islands
                  Institutional - Delaware

Item 2(d).        Title of Class of Securities:

                  Common Stock, $.001 par value per share of the Issuer (the "Common Stock")

Item 2(e).        CUSIP Number:

                  91913E104

Item 3. This Schedule is filed pursuant to Rule 13d-1(c) by Group, Advisors, Management, Delta and Institutional.

Item 4.           Ownership:

                  (a)    Amount Beneficially Owned:

                         Group: 1,581,219 shares*
                         Advisors: 1,581,219 shares*

SCHEDULE 13G
CUSIP NO. 91913E104                                         PAGE 8 OF 14 PAGES


                         Management: 585,051 shares*
                         Delta: 996,168 shares*
                         Institutional: 585,051 shares*

                  (b)    Percent of Class:

                         Group: 5.03%
                         Advisors: 5.03%
                         Management: 1.92%
                         Delta: 3.22%
                         Institutional: 1.92%

                         (Based on 29,925,724 shares of Common Stock outstanding, as of November 14, 2001, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, plus an aggregate of 37,987 shares of Common Stock issued by the Issuer to Delta and Institutional on December 24, 2001).

                  (c)    Number of Shares as to which the Person has:

                         Group and Advisors:

                         (i)     sole power to vote or to direct
                                    the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                 1,581,219 shares of Common Stock*

                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

                         (iv) shared power to dispose or to direct the disposition of

                                 1,581,219 shares of Common Stock*

                         Delta:

                         (i)     sole power to vote or to direct
                                    the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                 996,168 shares of Common Stock*

                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

SCHEDULE 13G
CUSIP NO. 91913E104                                         PAGE 9 OF 14 PAGES


                         (iv) shared power to dispose or to direct the disposition of

                                 996,168 shares of Common Stock*

                          Institutional and Management:

                         (i)     sole power to vote or to direct
                                    the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                 585,051 shares of Common Stock*

                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

                         (iv) shared power to dispose or to direct the disposition of

                                 585,051 shares of Common Stock*


*Group is a member of Advisors. By reason of such relationship, Group may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Advisors. Group disclaims beneficial ownership of such shares of Common Stock listed as beneficially owned by Advisors.

Advisors serves as investment advisor to Delta and Institutional. By reason of such relationships, Advisors may be deemed to share voting and dispositive power over the shares of Common Stock owned by Delta and Institutional. Advisors disclaims beneficial ownership of such shares of Common Stock.

Management serves as investment manager to and managing member of Institutional. By reason of such relationships, Management may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Institutional. Management disclaims beneficial ownership of such shares of Common Stock.

The shares of Common Stock reported as beneficially owned are held by Delta and Institutional. Group, Advisors and Management each disclaims beneficial ownership of such shares of Common Stock. Delta and Institutional each disclaims beneficial ownership of shares of Common Stock reported on this Schedule as beneficially owned by any other person identified on this Schedule.

Certain of the shares of Common Stock reported as beneficially owned are shares of Common Stock which Delta and Institutional have the right to acquire upon conversion of shares of the Series A Convertible Preferred Stock of the Issuer as follows:

Group: 1,111,111 shares
Advisors: 1,111,111 shares
Management: 411,111 shares

SCHEDULE 13G
CUSIP NO. 91913E104                                         PAGE 10 OF 14 PAGES


Delta: 700,000 shares
Institutional: 411,111 shares

Certain of the shares of Common Stock reported as beneficially owned are shares of Common Stock which Delta and Institutional have the right to acquire upon exercise of warrants as follows:

Group: 357,723 shares
Advisors: 357,723 shares
Management: 132,358 shares
Delta: 225,365 shares
Institutional: 132,358 shares

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not applicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable


Item 8.           Identification and Classification of Members of the Group:

                  Not applicable


Item 9.           Notice of Dissolution of Group:

                  Not applicable


Item 10.          Certification:

By signing below I certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Exhibits:

     Exhibit I: Joint Filing Agreement, dated as of January 8, 2002, by and among Group, Advisors, Management, Delta and Institutional.

SCHEDULE 13G
CUSIP NO. 91913E104                                         PAGE 11 OF 14 PAGES


                                    SIGNATURE

     By signing below each signatory certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                    DIAZ & ALTSCHUL GROUP, LLC

                    By: /s/ Christopher S. Mooney
                    ----------------------------
                    Christopher S. Mooney
                    Title: Chief Financial Officer



                    DIAZ & ALSCHUL ADVISORS, LLC

                    By: /s/ Christopher S. Mooney
                    ----------------------------
                    Christopher S. Mooney
                    Title: Chief Financial Officer



                    DIAZ & ALTSCHUL MANAGEMENT, LLC

                    By: /s/ Christopher S. Mooney
                    ----------------------------
                    Christopher S. Mooney
                    Title: Chief Financial Officer



                    DELTA OPPORTUNITY FUND, LTD.

                    By:  DIAZ & ALTSCHUL ADVISORS, LLC,
                         as investment advisor

                         By: /s/ Christopher S. Mooney
                         -----------------------------
                         Christopher S. Mooney
                         Title: Chief Financial Officer

SCHEDULE 13G
CUSIP NO. 91913E104                                         PAGE 12 OF 14 PAGES


                    DELTA OPPORTUNITY FUND (INSTITUTIONAL), LLC

                    By: DIAZ & ALTSCHUL MANAGEMENT, LLC,
                        as Managing Member

                         By: /s/ Christopher S. Mooney
                         ----------------------------
                         Christopher S. Mooney
                         Title: Chief Financial Officer